Exhibit 99.2

INDEX TO FINANCIAL STATEMENTS OF

HEALTHCARE PARTNERS HOLDINGS, LLC AND AFFILIATES

Report of Independent Auditors

The Members

HealthCare Partners Holdings, LLC and Affiliates

We have audited the accompanying consolidated balance sheets of HealthCare Partners Holdings, LLC and Affiliates (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of income, members’ equity, and cash flows for the years ended December 31, 2011, 2010 and 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HealthCare Partners Holdings, LLC and Affiliates at December 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for the years ended December 31, 2011, 2010 and 2009, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Los Angeles, California

June 29, 2012

HEALTHCARE PARTNERS HOLDINGS, LLC AND AFFILIATES

Consolidated Balance Sheets

(In Thousands)

	December 31
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$394,521	$361,099
Investments	175,098	179,333
Accounts receivable—patients, net	22,297	17,280
Accounts receivable—health plans	99,570	79,896
Funds on deposit with third party	63,638	66,688
Prepaid expenses and other current assets	30,949	43,135
Current deferred tax assets, net	6,709	9,322

Total current assets	792,782	756,753
Property and equipment, net	75,848	66,893
Notes receivable from related parties, less current portion	7,812	8,345
Goodwill	278,565	270,143
Intangible assets, net	157,389	142,493
Other assets	53,525	41,829

Total assets	$1,365,921	$1,286,456

Liabilities and members’ equity
Current liabilities:
Medical claims and related payables	$94,406	$78,927
Other medical payables	136,703	116,743
Accounts payable—health plans	21,048	21,087
Accounts payable and accrued expenses	206,934	177,084
Current maturities of long-term debt and capital leases	29,575	2,835

Total current liabilities	488,666	396,676
Long-term debt and capital leases, less current maturities	526,776	214,918
Noncurrent deferred tax liability, net	64,613	36,677
Other liabilities	97,798	72,169

Total liabilities	1,177,853	720,440
Members’ equity:
Preferred equity	—	85,149
Common equity	188,068	480,867

	188,068	566,016

Total liabilities and members’ equity	$1,365,921	$1,286,456

See accompanying notes.

HEALTHCARE PARTNERS HOLDINGS, LLC AND AFFILIATES

Consolidated Statements of Income

(In Thousands)

	Year Ended December 31
	2011	2010	2009
Operating revenues:
Medical revenues	$2,375,119	$2,048,566	$1,730,698
Other operating revenues	46,747	39,899	46,095

Total operating revenues	2,421,866	2,088,465	1,776,793
Operating expenses:
Medical expenses	1,165,757	1,034,139	930,157
Hospital expenses	247,636	222,352	211,527
Clinic support and other operating costs	307,544	262,563	225,516
General and administrative expenses	206,928	178,043	136,291
Depreciation and amortization	30,636	28,615	26,036

Total expenses	1,958,501	1,725,712	1,529,527
Equity in earnings of unconsolidated joint ventures	24,607	15,100	11,549

Operating income	487,972	377,853	258,815
Other income (expense):
Interest income	6,376	5,888	5,568
Interest expense	(15,614)	(5,421)	(5,632)
Gain on sale of fixed assets	3	80	—
Gain on sale of investments, net	1,317	41	1,794

Total other income (expense), net	(7,918)	588	1,730

Income before income taxes	480,054	378,441	260,545
Provision for income taxes	71,465	48,564	40,258

Net income	$408,589	$329,877	$220,287

See accompanying notes.

HEALTHCARE PARTNERS HOLDINGS, LLC AND AFFILIATES

Consolidated Statements of Members’ Equity

(In Thousands)

	Preferred Equity	Common Equity	Total Equity
Balance at January 1, 2009	$81,757	$143,224	$224,981
Net income	5,250	215,037	220,287
Distributions to members	(3,669)	(108,189)	(111,858)
Share-based compensation	—	6,619	6,619

Balance at December 31, 2009	83,338	256,691	340,029
Net income	5,250	324,627	329,877
Other comprehensive loss	—	(122)	(122)
Distributions to members	(3,439)	(107,703)	(111,142)
Share-based compensation	—	7,374	7,374

Balance at December 31, 2010	85,149	480,867	566,016
Net income	71	408,518	408,589
Other comprehensive income	—	368	368
Distributions to members	—	(211,002)	(211,002)
Share-based compensation	—	7,527	7,527
Repurchase of Class A Units	(75,220)	(464,780)	(540,000)
Tax liability assumed to repurchase Class A Units	—	(37,019)	(37,019)
Issuance of Class B Units	(10,000)	10,000	—
Repurchase of vested options	—	(6,411)	(6,411)

Balance at December 31, 2011	$—	$188,068	$188,068

See accompanying notes.

HEALTHCARE PARTNERS HOLDINGS, LLC AND AFFILIATES

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 31
	2011	2010	2009
Operating activities
Net income	$408,589	$329,877	$220,287
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,636	28,615	26,036
Amortization of loan fees	3,144	678	721
Gain on sale of investments	(1,317)	(41)	(1,794)
Share-based compensation	7,527	7,374	6,619
Deferred taxes	(6,471)	(3,493)	(937)
Changes in operating assets and liabilities:
Accounts receivable—patients, net	(5,017)	(456)	(3,567)
Prepaid expenses and other current assets	14,275	(35,654)	(2,787)
Other assets	(13,749)	(10,801)	(1,697)
Accounts payable, accrued compensation, and other liabilities	55,994	36,895	19,154
Medical claims and capitation payable	35,439	46,408	17,846
Accounts payable—health plans	(19,714)	(56,346)	6,007

Net cash provided by operating activities	509,336	343,056	285,888

Investing activities
Net purchases of equipment, furniture and fixtures	(23,182)	(21,424)	(11,843)
Acquisition of medical practices, net of cash acquired	(39,819)	(30,667)	(18,805)
Purchases of marketable securities	(103,048)	(285,680)	—
Sales of marketable securities	107,688	109,993	3,119
Proceeds from notes receivable from related parties	1,872	2,129	246

Net cash used in investing activities	(56,489)	(225,649)	(27,283)

Financing activities
Payments on long term debt and short term borrowings	(247,012)	(2,780)	(3,230)
Proceeds from debt issuance	585,000	—	—
Distributions to members	(211,002)	(111,142)	(111,858)
Repurchase of vested options	(6,411)	—	—
Repurchase of Class A Units	(540,000)	—	—
Other	—	—	130

Net cash used in financing activities	(419,425)	(113,922)	(114,958)

Net increase in cash and cash equivalents	33,422	3,485	143,647
Cash and cash equivalents—beginning of year	361,099	357,614	213,967

Cash and cash equivalents—end of year	$394,521	$361,099	$357,614

Income taxes paid	$56,705	$53,200	$43,102

Interest paid	$12,316	$4,580	$4,912

Noncash activities:
Contribution of assets to Magan joint venture	$—	$1,030	$9,126
Contingent consideration	$—	$20,400	$2,559
Redemption of Class A Units	$10,000	$—	$—
Tax liability assumed to repurchase Class A Units	$37,019	$—	$—

See accompanying notes.

HEALTHCARE PARTNERS HOLDINGS, LLC AND AFFILIATES

Notes to Consolidated Financial Statements

December 31, 2011

1. Organization and Business

HealthCare Partners Holdings, LLC (HCPH) is a California limited liability company that was established on February 23, 2005 in connection with a reorganization of its subsidiaries. HCPH, together with its affiliated physician groups and subsidiaries, is a patient and physician-focused, integrated health care delivery and management company, providing coordinated outcomes – based medical care in a cost-effective manner. Through capitation contracts with some of the nation’s leading health plans, HCPH has approximately 667,000 patients enrolled with health maintenance organizations (HMOs) under its care in southern California, central and south Florida and Las Vegas, Nevada. HealthCare Partners, LLC, a California limited liability company and a wholly-owned subsidiary of HCPH (HCP LLC), provides various non-medical management and administrative services, facilities, and equipment to affiliated physician-related organizations, including medical groups, independent practice associations (IPAs), and other similar organizations under long-term management services agreements. HCP LLC’s largest management service agreement is with one of HCPH’s affiliated physician groups, HealthCare Partners Affiliates Medical Group (HCPAMG). See Note 2 for additional information.

HCPAMG was formed in 1994 and is organized as a California general partnership with 30 general partners. The majority of the partners of HCPAMG are also members of HCPH. HCPAMG and its affiliates provide managed health care and related services through regional delivery systems and a joint venture (see Note 6) to approximately 586,000 enrollees in southern California under contracts with various HMOs and to privately insured individuals. Pursuant to the terms of the management services agreement between HCP LLC and HCPAMG, HCP LLC earns a management fee from HCPAMG equal to a percentage of HCPAMG’s adjusted gross revenue.

JSA Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of HCP LLC (JSAH), is a holding company that, through various subsidiaries, operates a management services organization with an integrated medical group and IPA providing physician practice management and administrative services; managed health care; retail pharmacies; and other related health care services to approximately 81,000 HMO enrollees in Florida and Nevada.

Certain entities in the consolidated group that are organized as corporations file separate corporate tax returns. A provision for income taxes is included in the consolidated financial statements for those entities (see Note 12). No provision for income taxes has been made in the consolidated financial statements for the limited liability companies or partnerships as taxes on the profits and losses for those entities are the responsibility of the individual partners and limited liability company members.

2. Summary of Significant Accounting Policies

Principles of Consolidation

Accounting Standards Codification (ASC) Section 810-10-15-14 stipulates that, generally, any entity which by design, any of the following conditions exist a) insufficient equity to finance its activities without additional subordinated financial support or b) equity holders that, as a group, lack the characteristics which evidence a controlling financial interest, is considered a Variable Interest Entity (VIE). Entities, in which a majority voting interest is owned or where HCP LLC determines that it is the primary beneficiary of a VIE through a qualitative analysis that identifies which variable interest holder has the controlling financial interest in the VIE, are included in these consolidated financial statements. The variable interest holder who has both (1) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (2) the obligation to absorb losses of or the right to receive benefits from the VIE which could potentially be significant to the VIE, has the controlling financial interest and is the primary beneficiary. In performing the analysis, management considered all relevant facts and circumstances, including: the design and activities of the VIE, the terms of the contracts the VIE has entered into, the nature of the VIE’s variable interests issued and how they were negotiated with or marketed to potential investors, and which parties participated significantly in the design or redesign of the entity.

The financial statements of HCPAMG are consolidated with HCP LLC. HCP LLC determined that HCPAMG qualifies as a variable interest entity and HCP LLC has a variable interest in HCPAMG through its management services agreement. HCP LLC engages, on an exclusive authority basis, to provide all non-medical management and administrative services to HCPAMG. The management services agreement commenced in February 2005 and continues for 20 years. Pursuant to the management services agreement, HCPAMG is solely responsible for all aspects of the practice of medicine and provision of patient care. HCPAMG provides professional medical services to the HCP LLC – managed medical facilities and IPAs that are located in California under a management services agreement, and employs physicians or contracts with various other independent physicians and physician groups to provide the professional medical services in California. HCP LLC obtains professional medical services from HCPAMG in California, rather than provide such services directly or through subsidiaries, in order to comply with California’s prohibition against the corporate practice of medicine. HCP LLC provides non-medical, technical and administrative services to HCPAMG for which it receives a management fee, per the management services agreement. Through the management services agreement, HCP LLC has exclusive authority over all non-medical decision making related to the ongoing business operations of HCPAMG.

Pursuant to the management services agreement with HCPAMG, HCP LLC determines the annual budget of HCPAMG and makes all physician employment decisions. HCPAMG has de minimis equity and working capital as, through the management services agreement, all of HCPAMG’s cash flows are transferred to HCP LLC. As such, HCP LLC has determined that HCPAMG is a variable interest entity, and that HCP LLC is the primary beneficiary, and consequently, HCP LLC has consolidated the revenue and expenses of HCPAMG. HCPAMG recognized $1.4 billion of revenue and expenses for the year ended December 31, 2011, $1.1 billion of revenue and expenses for the year ended December 31, 2010, and $0.9 billion of revenue and expenses for the year ended December 31, 2009. The cash flows of HCPAMG are included in the accompanying consolidated statements of cash flows.

The creditors of HCPAMG do not have recourse to HCP LLC general credit and there are no other arrangements that could expose HCP LLC to losses. However, HCPAMG is managed to recognize no net income or net loss and, therefore, HCP LLC may be required to provide financial support to cover any operating expenses in excess of operating revenues. HCPAMG and its wholly owned subsidiaries total assets and liabilities as of December 31, 2011 are $198.8 million and $183.1 million, respectively. HCPAMG and its wholly owned subsidiaries total assets and liabilities as of December 31, 2010 are $190.7 million and $178.6 million, respectively.

HCP LLC, through its wholly-owned subsidiary, HealthCare Partners Nevada, LLC, a Nevada limited liability company (HCPNV), also consolidates the financial statements of Amir Bacchus, MD Fremont Medical Center, Ltd (Bacchus-Fremont), a professional medical corporation providing medical services through facilities in Las Vegas, Nevada. Bacchus-Fremont has entered into a 20-year management services agreement with HCPNV, and a stock restriction agreement, under which the sole shareholder of Bacchus-Fremont is restricted from transferring or selling the shares other than to a designee of HCPNV. Upon certain events set forth in such management services agreement, the shares held by the sole shareholder will be automatically transferred to a designee of HCPNV for a nominal amount. HCP LLC has determined that Bacchus-Fremont qualifies as a variable interest entity and that it has a variable interest in Bacchus-Fremont through the management services agreement.

The consolidated financial statements include the accounts and operating results of HCPH, HCP Blocker Corporation (see Note 10), HCP LLC and its wholly-owned subsidiaries, HCPAMG and its wholly-owned subsidiaries, Bacchus-Fremont, and HCPMG, Inc., a California professional corporation (HCPMGI) a payroll/staff leasing company which provides clinical and administrative staff services to HCP LLC and HCPAMG. The wholly-owned subsidiaries of HCP LLC include JSAH, HCPNV, DNH Medical Management, Inc. (d/b/a/ the

Camden Group), a California professional corporation, Northridge Medical Services Group, Inc., a California corporation (NMSG), Talbert Health Services, Inc., a California professional corporation, HealthCare Partners ASC-L.B., LLC, a California limited liability company (HCP ASC-L.B., and previously known as HealthCare Partners Medical Plan, LLC), and HealthCare Partners South Florida. a Florida limited liability company (HCP So FL). The wholly owned subsidiaries of HCPAMG include Talbert Medical Group, Inc. and subsidiaries (TMG), Northridge Medical Group, Inc. (NMG) and Physician Associates of the Greater San Gabriel Valley, Inc. (PA), all of which are controlled by HCP LLC via Nominee Agreements with HCP LLC and HCPAMG, which, among other things, provides HCP LLC the ability to control the sole director of each of the subsidiaries, provides for limitations on the ability of HCPAMG to sell or transfer the stock without concurrence of HCP LLC and provides that any dividends issued by each subsidiary shall be payable to HCP LLC. The operating results of acquisitions are included from the date of acquisition. The entities are collectively referred to as “the Company.” All significant intercompany accounts and transactions have been eliminated in consolidation. As discussed in Note 6, HCPAMG also has a 50% interest in Magan Medical Group (Magan), a joint venture with Magan Medical Clinic, Inc., and HCP LLC has a 67% interest in California Medical Group Insurance Company Risk Retention Group, an Arizona corporation (CMGI). These investments are accounted for using the equity method.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

The most significant areas requiring the use of estimates include settlements under risk-sharing programs, medical receivables, determination of allowances for uncollectible accounts and retroactive premium adjustments, estimates of medical claims and related payables, valuation of goodwill, valuation of long-lived and intangible assets, estimates of self-insured claims reserves, and assessment of uncertain income tax positions.

Reclassifications

Certain prior year information has been reclassified to conform to the current year presentation. Changes occurred in accounts receivable-health plans and accounts payable-health plans in order to distinguish accounts payable from accounts receivable.

Medical Revenues and Cost Recognition

Professional Capitation Revenue

The Company’s medical group affiliates are licensed to contract with HMOs to provide physician services in California and to provide both hospital and physician services under global risk capitation contracts in Florida and Nevada. Medical revenues consist primarily of fees for medical services provided by the medical group entities under capitated contracts with various HMOs or under fee-for-service type arrangements with privately insured individuals, and revenues under risk-sharing programs. Capitation revenue under HMO contracts is prepaid monthly based on the number of enrollees electing physicians affiliated with one of the medical group entities as their health care provider, regardless of the level of actual medical services utilized. Capitation revenue is reported as revenue in the month in which enrollees are entitled to receive health care. A portion of the capitation revenue pertaining to Medicare enrollees is subject to possible retroactive premium risk adjustments based on their individual acuity. Due to lack of sufficient data to project the amount of such retroactive adjustments, the Company records any corresponding retroactive revenues in the year of receipt. During 2011, 2010, and 2009, the Company recorded approximately $14.3 million, $19.5 million and $15.5 million, respectively, of additional revenue related to prior year premium risk adjustments. Fee-for-service revenues (including patient co-pays) are recorded when the services are provided.

Hospital Risk Share Revenue

Depending on the state regulation regarding global risk capitation, revenues may be received by HCPH or an independent hospital with which HCPH contracts. In the Florida and Nevada service markets, the global capitation revenue is recorded by HCPH with the corresponding cost of medical care reported by HCPH as hospital expenses. In California, the independent hospitals receive the global capitation revenues. The revenues are used to pay medical claims for the related enrollees. HCPH is entitled to any residual amounts and bears the risk of any deficits. In all cases, an estimate is made for the cost of medical services that have been rendered and where no medical claim has been received (IBNR).Under risk-sharing programs, the medical groups share in the risk for hospitalization services and earn additional incentive revenues or incur penalties based on the utilization of hospital services. Estimated shared-risk receivables from the HMOs are recorded based upon hospital utilization and associated costs incurred by assigned HMO enrollees, including an estimate of IBNR compared to budgeted funding. Differences between actual contract settlements and estimated receivables are recorded in the year of final settlement. During 2011, 2010, and 2009, the Company recorded favorable changes in estimates related to its prior year shared risk settlements in the amount of $37.5 million, $31.6 million and $20.0 million, respectively, as a result of lower than expected claim costs. The medical groups also receive other incentive payments from health plans based on specified performance and quality criteria. These amounts are accrued when earned and the amounts can be reasonably estimated, and are included in medical revenues. The Company also earns revenues from retail pharmacies, management fees, and health care consulting services. These amounts are included in other operating revenue when services are provided.

Medical Costs

The medical groups are responsible for the medical services the affiliated physicians and contracted hospitals provide to assigned HMO enrollees. The Company provides medical services to health plan enrollees through a network of contracted providers under sub-capitation and fee-for-service arrangements, company-operated clinics and staff physicians. Medical costs for professional and institutional services rendered by employed and contracted providers are recorded as medical expenses and hospital expenses, respectively, in the consolidated statements of income. Costs for operating medical clinics, including the salaries of non-medical personnel and support costs, are recorded in clinic support and other operating costs.

An estimate of amounts due to contracted physicians, hospitals, and other professional providers is included in medical claims and related payables in the accompanying consolidated balance sheets. Medical claims payable include claims reported as of the balance sheet date and estimates of IBNR. Such estimates are developed using actuarial methods and are based on many variables, including the utilization of health care services, historical payment patterns, cost trends, product mix, seasonality, changes in membership, and other factors. The estimation methods and the resulting reserves are continually reviewed and updated. Many of the medical contracts are complex in nature and may be subject to differing interpretations regarding amounts due for the provision of various services. Such differing interpretations may not come to light until a substantial period of time has passed following the contract implementation. Any adjustments to reserves are reflected in current operations. The Company recorded favorable changes in estimates to prior year medical claims and related payables balances in 2011, 2010, and 2009 totaling $5.3 million, $5.1 million, and $4.2 million, respectively.

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that they are in compliance with all applicable laws and regulations and are not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action, including fines, penalties, and exclusion from the Medicare and Medicaid programs.

Fee for Service Revenue

The Company provides medical services to patients on a fee for service basis. Revenues are recorded at the time of service along with an estimate for contractually required discounts (contractual allowances). These estimates are based on historical collection trends for categories of payors. Estimates are made monthly for uncollectible accounts based on the payor mix of open accounts receivable and the length of time the account has been outstanding. At December 31, 2011, the Company had total outstanding patient accounts receivable of $47.6 million, with contractual allowances of $21.1 million and reserves for uncollectible accounts of $4.2 million. At December 31, 2010, the Company had total outstanding patient accounts receivable of $41.4 million, with contractual allowances of $23.6 million and reserves for uncollectible accounts of $0.5 million.

Share-Based Compensation

HCPH issues warrants and options to purchase common member units to the Company’s employees as part of the compensation program. The Company accounts for share-based compensation under ASC 718, Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and non-employee directors based on their estimated fair values on the date of grant. The warrants vest based on performance objectives and the related expense is recorded over the service period when achievement is probable. The options vest based on continuous service, and the related expense is recorded ratably over the service period (which is generally the vesting period), from the date of grant.

Medical Malpractice Liability Insurance

The Company maintains medical malpractice insurance through various independent and related-party insurance companies. The Company purchased its primary medical malpractice coverage from CMGI, in which the Company holds a 67% equity interest with other medical providers (see Note 6). Insurance coverage is on a claims-made basis with individual claim deductibles ranging from $0 to $500,000 and a maximum insurance limit per claim of $1.0 million. The annual aggregate limits are $3.0 million per insured individual and per medical group.

In August 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2010-24, Healthcare Entities (Topic 954): Presentation of Insurance Claims and Recoveries, which modifies the presentation of insurance claims and related insurance recoveries. The update clarifies that health care entities should no longer net insurance recoveries against related claim liability; the claim liability should be determined without consideration of insurance recoveries. The Company adopted ASU 2010-24 on January 1, 2011 and did not elect to retrospectively apply the new presentation to its 2010 consolidated financial statements. The adoption of this ASU resulted in the establishment of an insurance recoverable, primarily recorded in other noncurrent assets of $4.2 million and an increase in other liabilities of $4.2 million as of December 31, 2011.

The Company estimates its accrual for medical malpractice claims, including IBNR, based upon each medical group’s separate claims experience using a 4% discount rate. The medical malpractice accrual, gross of anticipated insurance recoveries of $4.2 million, is $16.1 million as of December 31, 2011. The medical malpractice accrual, net of anticipated insurance recoveries, is $11.4 million as of December 31, 2010. The medical malpractice accrual is included in other noncurrent liabilities, except for the current portion, which is included in accounts payable and accrued expenses.

Workers’ Compensation Insurance

The Company maintains various workers’ compensation policies with deductibles ranging from $0 to $500,000 per claim and annual aggregate coverage for cumulative claims up to $4.5 million. Accruals for uninsured claims, deductibles, and IBNR totaled $6.8 million and $6.5 million at December 31, 2011 and 2010, respectively, and are estimated based upon the Company’s claims experience using a 4% discount rate. These estimates are included in other noncurrent liabilities except for the current portion, which is included in accounts payable and accrued expenses.

Cash Equivalents

Cash equivalents consist of money market mutual funds and certificates of deposit with remaining maturities, on the acquisition date, of three months or less.

Funds on Deposit with a Third Party

The Company has established a risk sharing arrangement with a local hospital, wherein the Company shares in any surplus or deficit. One of the terms of this agreement is the establishment of a segregated investment fund to ensure adequate cash to pay IBNR. The Company and hospital monitor the reserve balance to maintain the adequacy of funds on deposit. The Company has recorded $63.6 million and $66.7 million as of December 31, 2011 and 2010, respectively, in funds on deposit with a third party. See Note 5 (“Fair Value Measurements”).

Investments

The Company has determined that all investments held are available for sale. Accordingly, such investments are carried at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of equity in other comprehensive income. The Company also holds auction rate securities, which are recorded as other noncurrent assets at an estimated fair value of $3.0 million at December 31, 2011 and 2010. In addition, at December 31, 2010, the Company held auction rate securities of $3.7 million, included as a current asset in investments due to the anticipated call of the security in 2011. Due to the lack of an active market, the estimated fair value of these auction rate securities was based on independent appraisals and discounted cash flow valuation models, which took into consideration the collateral underlying these securities, credit risks related to the securities and the issuers, interest rate spreads and illiquidity factors.

Investment income consists of interest, which is recognized on an accrual basis. Interest income on mortgage-backed and asset-backed securities is determined using the effective yield method based on estimated prepayments.

Gains and losses with respect to dispositions of investments are based on the specific-identification method.

Goodwill and Intangible Assets

Goodwill is not amortized, but is subject to an impairment test annually or more frequently if certain indicators of impairment are present. As of December 31, 2011, the Company early adopted ASU 2011-08, Testing Goodwill for Impairment. As such, the Company assessed qualitative factors to determine whether it is more likely than not that the fair value of the reporting units is less than the carrying value. As a result of this assessment, it was determined that performing the two-step impairment test was not necessary. The Company’s analysis indicated that goodwill had not been impaired as of December 31, 2011 and 2010.

Identifiable intangible assets with definite useful lives are amortized over periods between 2 and 26 years (see Note 8). Intangible assets are measured for impairment when events or changes in business conditions suggest that the carrying value of an asset may not be recovered. No intangible assets were deemed to be impaired at December 31, 2011 and 2010.

Property and Equipment

Building, equipment, furniture, and leasehold improvements are stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged against operations as incurred. Leasehold improvements are amortized over the shorter of their useful lives or the term of the associated leases. Amortization of assets recorded under capital leases is included in depreciation and amortization expense and is computed using the straight-line method over the useful lives or lease terms, if shorter. Depreciation of equipment and furniture is computed using the straight-line method over the useful lives of the assets which range from five to seven years. Buildings are depreciated based on lives ranging from 16 to 25 years.

Fair Values of Financial Instruments

Financial instruments consist mainly of cash and cash equivalents, investments, auction rate securities, accounts and notes receivable, medical claims and related payables, accounts payable and accrued expenses and long-term debt. The fair values of cash and cash equivalents, accounts and notes receivable, medical claims and related payables, and accounts payable and accrued expenses approximate their carrying amounts due to their short-term nature. The estimated fair values for available for sale securities, excluding auction rate securities, generally represent quoted market prices for securities traded in the public marketplace or estimated values for securities not traded in the public marketplace. See Note 5 for further information. The estimated fair values for auction rate securities generally represent valuation models utilizing unobservable inputs, such as estimated repurchase scenarios. Management believes that the term loan’s carrying value approximates fair value given it was borrowed during the current year. Self-insured liabilities are recorded at the estimated present value of claims obligations using appropriate discount rates.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, investments, medical-related and other receivables, and notes receivable from related parties.

Investments are managed under documented investment guidelines established by the Board of Directors which limit the amounts that can be invested in any one issuer or industry. At December 31, 2011 and 2010, the Company invested $340.9 million and $324.4 million, respectively, in a portfolio of highly liquid money market securities comprised of high grade tax exempt municipal bonds, and approximately $3.0 million and $6.7 million, respectively, in auction rates securities. The money market fund shares trade at a net asset value (NAV) of $1 per share, which represents the price at which investors buy (bid price) and sell (redemption price) fund shares from and to the fund companies. The Company monitors the value of the funds periodically for potential indicators of impairment.

The NAV is computed using the closing market prices of the portfolio’s securities. Although the funds seek to preserve the value of the investment at $1 per share, it is possible to lose principal if the underlying securities suffer losses. The money market funds can be withdrawn at any time without restriction. The auction rate securities are uninsured and are held in two portfolios backed by life insurance policies and high grade short-term investments. These debt securities are serviced by cash flows from the underlying instruments. The Company also has cash in financial institutions which are insured by the Federal Deposit Insurance Corporation (FDIC) at up to $250,000 for each qualifying account. At various times throughout the year the Company has cash in financial institutions which exceed the FDIC insurance limit. Management reviews the financial condition of these financial institutions on a periodic basis and does not believe this concentration of cash results in a high level of risk for the Company. The Company’s credit risk with respect to medical-related and other receivables is limited, as a majority of the receivables are due from large HMOs or insurance companies. During 2011 and 2010, the Company received 70.0% of its medical revenues from three health plans and in 2009, 72.6% of its medical revenues were received from three health plans. Management does not believe that there are any significant credit risks associated with these organizations. The notes receivable from related parties are fully secured by real property of adequate value.

Advertising Costs

The Company expenses advertising and promotional costs as incurred as clinic support and other operating costs or as general and administrative expenses. In 2011, 2010, and 2009, the Company incurred advertising and promotional expenses totaling $4.1 million, $2.0 million and $1.6 million, respectively.

Adoption of New Accounting Pronouncements

In September 2011, the FASB issued ASU Number 2011-08, Intangibles—Goodwill and Other, which modifies the guidance related to testing goodwill for impairment. This guidance provides entities with an option to assess qualitative factors to determine whether it is more-likely-than-not that the fair value of the reporting unit is less than its carrying amount. If, after the assessment, an entity determines that it is not more-likely-than-not that the fair value is less than its carrying amount, then performing the two-step goodwill impairment test is not necessary. If an entity concludes otherwise, then the entity is required to perform the first step of the two-step impairment by calculating the fair value of the reporting unit. An entity has the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test. This guidance is effective for interim and annual goodwill impairment tests beginning after December 15, 2011, and early adoption is permitted. The Company early adopted ASU 2011-08 as of December 31, 2011. The adoption of this accounting standards update did not have a material impact on the Company’s financial position, results of operations, or cash flows.

New Accounting Pronouncements Not Yet Adopted

In May 2011, the FASB issued ASU Number 2011-04, Fair Value Measurement, which modifies the fair value measurement and disclosure guidance. This guidance results in new disclosures primarily related to Level 3 measurements, including quantitative disclosure about unobservable inputs and assumptions, a description of the valuation processes, and a narrative description of the sensitivity of the fair value to changes in unobservable inputs. This guidance is effective for annual periods beginning after December 15, 2011, and early adoption is not permitted. The adoption of this accounting standards update will not have a material impact on the Company’s financial position, results of operations, or cash flows.

In July 2011, the FASB issued an accounting standards update modifying the presentation and disclosure of patient service revenue, provision for bad debts, and the allowance for doubtful accounts. The guidance changes the presentation on the statement of operations by requiring the reclassification of the provision for bad debts associated with patient service revenues from an operating expense to a deduction from patient service revenue (net of contractual allowances and discounts). Additionally, the amendment requires disclosures regarding the entity’s policy for recognizing patient service revenue and assessing bad debts. Qualitative and quantitative information about changes in the allowance for doubtful accounts is required.

This guidance is effective for interim and annual periods beginning after December 15, 2012, and should be applied retrospectively to all prior periods presented. The adoption of this accounting standards update will not have a material impact on the statement of financial position, income statement, or cash flows.

In June 2011, the FASB issued ASU Number 2011-05, Presentation of Comprehensive Income, which changed the disclosure requirements for the presentation of other comprehensive income (OCI) in the financial statements, including eliminating the option to present OCI in the statement of stockholders’ equity. OCI and its components will be required to be presented for both interim and annual periods either in a single financial statement, the statement of comprehensive income, or in two separate but consecutive financial statements consisting of a statement of income followed by a separate statement presenting OCI. This standard is required to be applied retrospectively beginning January 1, 2012, except for certain provisions for which adoption was delayed.

3. Acquisitions

Outcome Based Delivery Systems, LLC

On October 1, 2011, JSAH, HCP So FL, HCPNV, and Bacchus-Fremont acquired the assets of Outcome Based Delivery Systems, LLC (OBDS). OBDS was a physician group practice and management services organization serving a fee-for-service patient population and approximately 4,600 senior HMO enrollees in Florida and Nevada. The acquisition included contracts with employed physicians, health maintenance organizations, and affiliated physicians, as well as non-compete agreements with former owners. The total acquisition consideration amounted to $23.0 million, plus adjustments for certain prepaid items and physician tail insurance coverage obligations totaling $0.4 million. There was no contingent consideration as part of the acquisition. $2.3 million of the acquisition consideration was deposited into an escrow account with an escrow agent to secure certain obligations of the seller for a one year period.

Fair value as of the acquisition date of the non-compete agreements, customer relationships, provider networks, and trade names was determined by our management. Management considers multiple factors including an analysis performed by third-party valuation specialists. The amortization period for the customer relationships, trade names, provider networks and non-compete agreements are 10, 15, 5 and 5 years, respectively.

Specialty Medical Centers

On March 1, 2011, HCPNV acquired the assets of Specialty Medical Centers for $8.7 million. Located in Pahrump, Nevada, Specialty Medical Centers provides primary care and medical diagnostic services to patients through seven clinics in the southern Nevada area. The Company recorded goodwill, customer relationships and provider network of $3.7 million, $3.4 million and $1.3 million, respectively related to this acquisition. The amortization period for the customer relationships and provider networks are 10 and 5 years, respectively.

Talbert Medical Group

On May 1, 2010, HCPAMG and HCP LLC acquired all outstanding shares of Talbert Medical Group, Inc. (TMG) and their subsidiary entities, Talbert Surgical Associates, LLC, Mosaic Management Services, Inc., Talbert Health Plan Services, Inc. and Talbert Health Plan, Inc. for $28.8 million cash consideration. These companies provide managed health care services to approximately 78,500 managed care enrollees in Southern California. The selling shareholders are also eligible to receive up to an additional $28.0 million over a two year period, contingent upon attainment of certain performance criteria. The Company has estimated a fair value of $19.9 million for the contingent consideration at the acquisition date and has included this amount as purchase consideration. The Company recorded the current portion of this amount in accounts payable and accrued expenses and the noncurrent portion in other liabilities at December 31, 2010. In 2011, the Company paid contingent consideration totaling $8.1 million, reduced the outstanding contingent consideration to $10.4 million and reduced operating expenses by $1.4 million. As a stock purchase, the goodwill and a significant portion of the intangible assets acquired are not deductible for income tax purposes. Future tax liabilities related to the fair value of the identifiable intangible assets in excess of the tax deductible amounts have been recorded as deferred tax liabilities on the acquisition date (see Note 12). The acquisition agreement provides for a final working capital settlement, which is not expected to result in significant adjustments to the purchase consideration.

Other Acquisitions

The Company also made acquisitions of various physician practices for total consideration of $7.8 million for 2011. Consideration for 2011 acquisitions was allocated primarily to customer relationships and goodwill.

A summary of the acquisitions is as follows (dollars in thousands):

2011
Acquisition consideration:
Cash consideration, net of cash acquired	$39,819
Note payable	150
Contingent consideration	—

Aggregate purchase consideration	39,969
Allocation of purchase price:
Tangible assets (excluding cash), net of liabilities assumed	932
Amortizable intangibles:
Trade names	678
Provider network	2,327
Non-compete agreements	9,604
Customer relationships	13,565

Total identifiable assets	27,106
Net deferred tax liabilities on book-tax basis difference in assets acquired	—
Goodwill	12,863

Total acquired assets	$39,969

4. Investments

The following tables summarize the Company’s investments as of the dates indicated (dollars in thousands):

	December 31, 2011
	Cost or Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
Municipal bonds	$117,149	$430	$(39)	$117,540
Corporate bonds	36,625	108	(286)	36,447
Asset and mortgage backed bonds	10,177	13	(7)	10,183
U.S. Treasury bonds	8,086	5	—	8,091
Government related bonds	2,201	19	—	2,220
Agency bonds	617	—	—	617

Total investments	$174,855	$575	$(332)	$175,098

	December 31, 2010
	Cost or Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
Municipal bonds	$127,871	$48	$(218)	$127,701
Corporate bonds	29,474	89	(48)	29,515
Asset and mortgage backed bonds	11,147	3	(22)	11,128
U.S. Treasury bonds	251	1	—	252
Government related bonds	6,091	28	(18)	6,101
Agency bonds	898	12	—	910
Auction rate security	3,726	—	—	3,726

Total investments	$179,458	$181	$(306)	$179,333

Expected maturities differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The contractual maturities of investments as of December 31, 2011 are summarized below (dollars in thousands):

	Cost or Amortized Cost	Estimated Fair Value
Due in one year or less	$49,823	$49,904
Due one year through five years	98,273	98,428
Due after five years through ten years	6,276	6,276
Due after ten years	10,306	10,307
Asset and mortgaged backed bonds	10,177	10,183

	$174,855	$175,098

Gain on sale of investments, net, is primarily comprised of realized gains and minimal realized losses for the years ended December 31, 2011, 2010 and 2009.

At each reporting date, the Company performs an evaluation of impaired investments to determine if the unrealized losses are other-than-temporary. The Company determines whether it intends to sell, or if it is more-likely-than-not that it will be required to sell, impaired securities. For all impaired debt securities for which there is no intent or expected requirement to sell, the evaluation considers whether it is likely the amortized cost value will be recovered. The Company did not identify any other-than-temporary impairment in investments for the years ended December 31, 2011 and December 31, 2010.

The following table shows the Company’s gross unrealized losses and estimated fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position (dollars in thousands):

	December 31, 2011
	Less than 12 Months		12 Months or More		Total
	Estimated Fair	Unrealized	Estimated Fair	Unrealized	Estimated Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Municipal bonds	$9,748	$(39)	$410	$—	$10,158	$(39)
Corporate bonds	11,359	(251)	3,078	(35)	14,437	(286)
Asset and mortgage backed bonds	3,667	(4)	1,023	(3)	4,690	(7)

	$24,774	$(294)	$4,511	$(38)	$29,285	$(332)

	December 31, 2010
	Less than 12 Months		12 Months or More		Total
	Estimated Fair	Unrealized	Estimated Fair	Unrealized	Estimated Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Municipal bonds	$61,259	$(218)	$—	$—	$61,259	$(218)
Corporate bonds	12,623	(48)	—	—	12,623	(48)
Asset and mortgage backed bonds	5,695	(22)	—	—	5,695	(22)
Government related bonds	3,335	(18)	—	—	3,335	(18)

	$82,912	$(306)	$—	$—	$82,912	$(306)

The Company held no investments at December 31, 2009.

5. Fair Value Measurements

A three-level valuation hierarchy is used to classify inputs into the measurement of assets and liabilities at fair value. The following is a brief description of those three levels:

•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•

Level 2: Inputs other than quoted prices are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•

Level 3: Unobservable inputs that are used when little or no market data is available and reflect the reporting entity’s own assumptions. These include pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Assets and liabilities measured at fair value are based on one or more of three valuation techniques noted in the tables below:

(a)	Market approach. Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

(b)	Cost approach. Amount that would be required to replace the service capacity of an asset (replacement cost).

(c)	Income approach. Techniques to convert future amounts to a single present amount based on market expectations (including present value techniques, option-pricing, and excess earnings models).

The Company held the following financial assets and liabilities measured at estimated fair value on a recurring basis (dollars in thousands)

		Estimated Fair Value Measurements at Reporting Date Using			Valuation Technique (a,b,c)
	Total	Level 1	Level 2	Level 3
December 31, 2011
Assets:
Investments:
Municipal bonds	$117,540	$—	$117,540	$—	a
Corporate bonds	36,447	—	36,447	—	a
Asset and mortgage-backed bonds	10,183	—	10,183	—	a
U.S. Treasury bonds	8,091	—	8,091	—	a
Government related bonds	2,220	—	2,220	—	a
Agency bonds	617	—	617		a

	175,098	—	175,098	—
Funds on deposit with third party	63,638	—	63,638	—	a
Other investments, auction rate securities	2,950	—	—	2,950	c

Total assets measured at fair value	$241,686	$—	$238,736	$2,950

Liabilities:
Contingent consideration	$10,408	$—	$—	$10,408	c

		Estimated Fair Value Measurements at Reporting Date Using			Valuation Technique (a,b,c)
	Total	Level 1	Level 2	Level 3
December 31, 2010
Assets:
Investments:
Municipal bonds	$127,701	$—	$127,701	$—	a
Corporate bonds	29,515	—	29,515	—	a
Asset and mortgage-backed bonds	11,128	—	11,128	—	a
U.S. Treasury bonds	252	—	252	—	a
Government related bonds	6,101	—	6,101	—	a
Agency bonds	910	—	910		a
Auction rate securities	3,726	—	—	3,726	c

	179,333	—	175,607	3,726
Funds on deposit with third party	66,688	—	66,688	—	a
Other investments, auction rate securities	2,950	—	—	2,950	c

Total assets measured at fair value	$248,971	$—	$242,295	$6,676

Liabilities:
Contingent consideration	$20,533	$—	$—	$20,533	c

6. Magan Joint Venture and Other Investment

The Company has a 50% interest in a joint venture, Magan, and a 67% interest in CMGI, which are accounted for using the equity method. The carrying value of Magan was $3.9 million and $7.8 million at December 31, 2011 and 2010, respectively, and is included in other assets. HCP LLC provides management services to Magan and earned management fees of approximately $10.0 million, $9.3 million and $7.0 million in 2011, 2010 and 2009, respectively, which are included in other operating revenue. HCPAMG’s allocation of earnings from Magan was $24.6 million, $15.1 million and $11.5 million in 2011, 2010 and 2009, respectively, and is recorded as equity earnings of unconsolidated joint ventures. The joint venture engages in practice of medicine that constitutes a component of the Company’s principal revenue-generating activities; therefore, earnings from the joint venture are included in operating income.

As of December 31, 2010, the Company had contributed a total of $10.3 million of goodwill and intangible assets to Magan. The goodwill and intangibles represent approximately 25,000 managed care enrollees whose primary care physician practice is in a defined geography. In exchange for the joint venture partner’s 50% interest in the contributed assets, the Company received a note in the amount of $4.6 million, bearing interest at prime plus 1%. The outstanding balance of the note receivable was $0 and $3.4 million at December 31, 2011 and 2010, respectively.

HCP LLC holds a 67% ownership interest in CMGI, which was initially formed with three other medical groups from the southern California area. Two of the four members of the board of directors of CMGI are executives of HCP LLC. CMGI, domiciled in Arizona, allocates profits and losses based on the ownership interests of its investor groups. The Company accounts for this investment using the equity method as discussed in Note 2. The carrying value of CMGI is included in other assets. CMGI currently provides professional medical malpractice coverage to the Company. Premiums paid to CMGI for 2011 and 2010 coverage totaled $0.6 million and $1.2 million, respectively, net of refunds received of $1.4 million and $1.5 million in 2011 and 2010, respectively.

Summarized financial information for the Company’s joint ventures as of and for the year ended December 31 included (dollars in thousands):

	2011	2010
Assets	$25,912	$28,747
Liabilities	13,827	17,435
Net income	49,557	32,566

7. Property and Equipment

Building, equipment, furniture and improvements at December 31 consist of the following (dollars in thousands):

	2011	2010
Land	$10,684	$10,684
Buildings	10,271	10,271
Equipment	96,813	88,129
Furniture and fixtures	16,006	14,791
Leasehold improvements	47,674	40,567
Building and equipment under capital leases	1,114	710
Construction in process	6,514	3,001

	189,076	168,153
Less accumulated depreciation	(113,228)	(101,260)

	$75,848	$66,893

Depreciation expense was $15.0 million, $13.5 million and $13.1 million in 2011, 2010, and 2009, respectively.

8. Goodwill and Intangible Assets

Goodwill

The following is a summary of changes in the Company’s recorded goodwill during 2010 and 2011 (dollars in thousands):

Balance at January 1, 2010	$227,078
Sale of PA assets to Magan Medical Clinic	(515)
Contribution of PA assets to Magan Medical Group	(515)
Acquisition of TMG	35,960
Acquisition of Rainbow Medical Centers	2,936
Acquisition of Advanced Medical Centers	5,194
Other	5

Balance at December 31, 2010	270,143
Acquisition of Specialty Medical Centers	3,668
Acquisition of OBDS	7,448
Acquisition of other medical partners	1,747
Other	(4,441)

Balance at December 31, 2011	$278,565

Intangible Assets

Identifiable intangible assets at December 31, 2011, consist of (dollars in thousands):

	Estimated Useful Life	Balance	Accumulated Amortization	Net Book Value
Customer relationships	10—26 years	$162,380	$(36,398)	$125,982
Non-compete agreements	2—5 years	25,670	(15,764)	9,906
Trade names	15 years	25,562	(7,441)	18,121
Software system	5 years	1,267	(1,267)	—
Provider network	5 years	4,975	(1,595)	3,380

Total identifiable intangible assets, net		$219,854	$(62,465)	$157,389

Identifiable intangible assets at December 31, 2010, consist of (dollars in thousands):

	Estimated Useful Life	Balance	Accumulated Amortization	Net Book Value
Customer relationships	10—26 years	$144,659	$(25,198)	$119,461
Non-compete agreements	2—5 years	16,036	(13,090)	2,946
Trade names	15 years	24,298	(5,213)	19,085
Software system	5 years	1,267	(1,056)	211
Provider network	5 years	1,575	(785)	790

Total identifiable intangible assets, net		$187,835	$(45,342)	$142,493

Amortization expense was $15.6 million, $15.1 million and $13.0 million in 2011, 2010, and 2009, respectively. Amortization of intangible assets over the next five years will be approximately (dollars in thousands):

2012	$16,407
2013	16,114
2014	15,944
2015	15,615
2016	14,758
Thereafter	78,551

$157,389

9. Debt and Capitalized Leases

Long-Term Debt and Capital Leases

On January 6, 2011, the Company paid its existing credit facility in full and entered into a new credit facility which includes a term loan in the amount of $585.0 million and a revolving line of credit in the amount of $15.0 million. The loan is collateralized by all of the properties of HCP LLC, HCP LLC’s equity interest in its subsidiaries, and HCPH’s equity interest in HCP LLC. Principal payments on the term loan are due quarterly until maturity on January 6, 2016. In addition, there are mandatory prepayments based on certain formulas of excess cash flow as defined in the agreement. The term loan bears monthly interest, based on the election of HCP LLC, at either the “Eurodollar Rate” (defined as the British Bankers Association LIBOR rate) plus a margin ranging from 1.50% to 2.50%, or the “Base Rate” (defined as the higher of the Federal Funds Rate plus 0.5% or the bank’s prime rate) plus a margin ranging from 0.50% to 1.50%. Interest is paid monthly.

The revolving line of credit matures on January 6, 2016, and bears interest at the Eurodollar Rate or the Base Rate plus an applicable margin as defined. There were no amounts outstanding on the revolving line of credit as of December 31, 2011 and 2010. However, the Company has several standby letters of credit in a collective amount of $5.8 million, primarily to secure medical service obligations and workers’ compensation claim liabilities. There were no amounts outstanding under these letters of credit at December 31, 2011 and 2010.

Each credit facility contains customary covenants, including restrictive financial covenants. As of December 31, 2011 and 2010, HCP LLC was in compliance with all covenants under the prevailing credit facility. Management believes, given that the debt was issued in 2011 and there has been a lack of other changes, that the carrying value approximates fair value.

Approximately $6.1 million of costs incurred in the debt financing was capitalized and is being amortized to interest expense ratably over the life of the loan. Debt issuance costs of $4.9 million (net of accumulated amortization of $1.2 million) and $1.9 million (net of accumulated amortization of $2.8 million) are included in other assets as of December 31, 2011 and 2010, respectively. The unamortized balance related to the prior credit facility was expensed in 2011 upon discharge of the term loan.

Long-term debt and capital lease obligations at December 31 consist of the following (dollars in thousands):

	2011	2010
Bank term loan payable at Eurodollar Rate plus margin factor (2.05% at December 31, 2011 and 2.00% at December 31, 2010)	$555,750	$217,070
Capitalized lease obligation	481	470
Other long-term debt	120	213

	556,351	217,753
Less current maturities	(29,575)	(2,835)

	$526,776	$214,918

At December 31, 2011, maturities of debt and capital lease obligations are as follows (dollars in thousands):

2012	$29,575
2013	29,412
2014	43,880
2015	43,875
2016	409,500
Thereafter	109

$556,351

The scheduled maturities exclude mandatory prepayments based on excess cash flows.

10. Capital Structure

At December 31, 2011 and 2010, the Company has authorized 1,000 and 24,088,677 Class A Preferred Units (Class A Units), respectively, and 116,084,729 and 141,119,856 Class B Common Units (Class B Units), respectively. At December 31, 2011, the Company had outstanding 1,000 Class A Units held by HCP Blocker Corporation, a wholly-owned subsidiary of HCPH, and 100,131,969 Class B units. At December 31, 2010, 24,088,677 Class A units and 99,695,419 Class B units were outstanding.

Net income of HCPH is allocated such that the shareholders of Class A Units are allocated the Class A Yield equal to 3% of the liquidation preference amount, totaling $119.5 million for the period from January 6 through December 31, 2011, and the Class A Yield equal to 7% of the liquidation preference amount, totaling $75 million for the year ended December 31, 2010, and the period from January 1 through January 5, 2011. Remaining net income or loss is allocated to holders of Class B units based on their pro rata ownership interest of total outstanding Class B units.

Paid-in capital from the Class A owners and any undistributed net income allocations to Class A Units are recorded as preferred equity. Paid-in capital from the Class B owners and any undistributed net income or loss is recorded as common equity.

Redeemable Preferred Units

On March 2, 2005, Summit Partners, LP and Affiliates (Summit) acquired 24,088,677 Class A Units, representing 19.6% of total outstanding units, in exchange for cash consideration of $75.0 million. On January 6, 2011, HCPH entered into an agreement with Summit (Redemption Agreement) to repurchase from Summit all of its outstanding Class A Units (Class A Unit Redemption) for total consideration of $587.0 million. Total consideration consists of $540.0 million in cash, 436,550 Class B Units valued at $10.0 million, and an assumed tax liability of $37.0 million. The Class A Unit Redemption consisted of repurchasing 18,855,176 Class A Units from various Summit partnerships and acquiring all of the outstanding shares of HCP Blocker Corporation (Blocker Corp.), a C-corporation which held the remaining 5,233,501 HCPH Class A Units. As a part of the Redemption Agreement, an investment fund affiliated with Summit Partners indemnified HCPH for unpaid tax liabilities, if any, of Blocker Corp. existing as of January 6, 2011. Pursuant to the Amended and Restated Operating Agreement (Operating Agreement) executed on January 6, 2011, HCPH revised the rights and privileges of Class A Units. Class A units receive an annual net income allocation equal to 3% of the $119.5 million liquidation preference (Class A Yield) of which approximately 40% is distributable in cash. Undistributed Class A earnings are payable upon a redemption event as described below.

Upon occurrence of any of the following events, the Class A owners have the option to require HCPH to repurchase the Class A units upon: (1) a change in control resulting when the executive members no longer own 50% of the HCPH units, (2) sale of all or substantially all of HCPH’s assets and (3) dissolution or liquidation of HCPH. At any time on or after the day that is after April 1, 2022, but prior to the occurrence of the Sale of HCPH or Initial Public Offering, the Class A owners may request that the Class A Units be redeemed. The repurchase price of the Class A Units is the liquidation preference of $119.5 million plus any undistributed Class A Yield. An amendment of the Operating Agreement that affects the rights of the Class A Units must be approved by the holder(s) of such Units.

Prior to the Class A Unit Redemption, Class A Units received an annual net income allocation equal to 7% of the $75.0 million preferred investment (Class A Yield), of which approximately 70% was distributable in cash. Undistributed Class A earnings are included in the Preferred Capital account balance and are payable upon a redemption event as described below. The Class A units may be converted to Class B units at the owner’s option, based on the then prevailing conversion price.

Options

As of December 31, 2011 and 2010, 5,409,500 and 6,395,000 Class B options were outstanding under the employee equity incentive plan, of which 3,610,275 and 3,505,400 options were vested and exercisable, respectively (see Note 11). The weighted-average remaining contractual life on the outstanding options was 7.3 years.

Warrants

In connection with the JSAH acquisition, HCPH issued immediately exercisable warrants, with an exercise price of $7.28 per unit, to certain selling shareholders for the purchase of 418,000 Class B units. These units were valued at $0.6 million based on the Black-Scholes option pricing model and were included in the purchase consideration. At December 31, 2010, 1,383,000 warrants were vested. These warrants expired on June 30, 2011;

however, the two holders of the warrants, who are executives in the Company’s Nevada unit, had taken legal action to nullify the stated warrant expiration date, which the Company contested. At December 31, 2011, no warrants were outstanding. In May 2012, the Company resolved this dispute (see Note 19).

11. Share-Based Compensation

Common Membership Unit Options

In 2008, HCPH adopted the Amended and Restated 2008 Membership Interest Option and Purchase Plan (the Plan), which provides for the award of options to purchase common membership units in HCPH to the Company’s officers, clinician, and non-clinician employees. The Plan provides for the issuance of up to 15,952,760 membership units in HCPH. There are no equity awards with market conditions.

During the year ended December 31, 2008, the first year that options were granted, 5,648,500 options were granted at an exercise price of $12.94, which vest over five years. In 2010, 829,000 options were granted at an exercise price of $12.02 with a five year vesting period; and in 2011, 272,500 options were granted at an exercise price of $18.40 with a five year vesting period. At December 31, 2011 and 2010, 3,610,275 and 3,505,400 options had vested and were exercisable, respectively. In 2011, 1,160,000 vested options were repurchased from option holders based on a market value of $18.40 per option. No options have been exercised. The weighted-average remaining contractual life on the outstanding options was 7.3 years. For the years ended December 31, 2011, 2010 and 2009, the Company recorded $7.5 million, $7.4 million, and $6.6 million respectively, of share-based compensation expense related to the Plan, which is reported primarily in medical expenses and in general and administrative expenses in the consolidated statements of income. As of December 31, 2011, there was $11.0 million of unrecognized compensation cost related to the unvested common membership unit options, which will be recognized over a period of four years.

The fair value of the common membership unit options is affected by assumptions regarding a number of complex and subjective variables, including the fair value of HCPH common member units, expected price volatility, forfeiture rate, risk-free interest rate, expected dividends and the projected exercise and post-vesting employment termination behavior of employees. The Black-Scholes valuation model is used to estimate the fair value of common membership unit options at the grant date.

In determining the fair value of an HCPH member unit, the Board of Directors considered numerous factors, including recent cash sales of HCPH common units to third-party investors, new business and economic developments affecting the Company, and independent appraisals using discounted cash flow analyses and revenue and earnings multiples for comparable publicly traded companies. The risk-free interest rate is based on the implied yield on U.S. Treasury zero-coupon issues for the expected option term. The expected volatility is based on the average historical volatility of common stock of publicly traded health care organizations with a business model, size, market capitalization, financial leverage and life cycle similar to that of the Company. The expected term represents the period of time in which the options granted are expected to be outstanding. Under the “short-cut” or simplified method, the expected term is estimated as the midpoint between the vesting date and the end of the contractual term.

Assumptions used to estimate the value of common membership unit options granted are as follows:

	2011	2010
Risk-free interest rate	2.59%	3.01%
Expected volatility	41.0%	44.0%
Expected forfeiture rate	10%	10%
Expected option life (in years)	6.4 years	6.4 years
Expected dividend yield	0%	0%
Grant date weighted-average fair value	$8.21	$5.75

No common membership unit options were granted in 2009.

The dividend yield was estimated at 0%, as HCPH has not paid and does not anticipate paying cash distributions in the foreseeable future related to common membership units that are outside of normal earnings distributions.

12. Income Taxes

The components of the provision for income taxes are as follows (dollars in thousands):

	Year Ended December 31
	2011	2010	2009
Current:
Federal	$68,842	$47,630	$37,445
State	9,094	4,427	3,750

	77,936	52,057	41,195
Deferred:
Federal	(4,951)	(3,166)	(1,784)
State	(1,520)	(327)	847

	(6,471)	(3,493)	(937)

Total income tax expense	$71,465	$48,564	$40,258

The Camden Group, HCPMGI, PA, NMG, TMG, Bacchus-Fremont and JSAH (collectively, the taxable entities) are taxed as C-corporations under the Internal Revenue Code and applicable state laws, and each files separate stand-alone corporate income tax returns.

HCPH, HCP LLC and HCPAMG are classified as partnerships for tax purposes, and as such they are not taxpaying entities. Rather, the owners of these entities pay taxes on their allocable share of net income from the entities.

The reported income tax provision differs from the amounts that would have resulted had the reported income before income taxes been taxed at the U.S. federal statutory rate. The principal reasons for the differences between the amounts provided and those that would have resulted from the application of the U.S. federal statutory tax rate are income included in pre-tax income from non-taxpaying entities (e.g., HCPH, HCP LLC and HCPAMG), nondeductible items, and state taxes.

The tax effects of temporary differences that give rise to significant portions of the federal and state deferred tax assets and liabilities at December 31 for the taxable entities are comprised of the following (dollars in thousands):

	2011	2010
Current deferred tax assets (liabilities):
State taxes	$(216)	$(8)
Accrued professional liability	439	558
Accrued expenses	4,275	5,394
Deferred revenue	130	83
Allowance for doubtful accounts	634	475
Net operating loss carryforward	1,447	2,820

Total current deferred tax assets, net	6,709	9,322

Noncurrent deferred tax assets (liabilities):
Net operating loss carryforward	675	397
State taxes	(592)	—
Accrued expenses	3,572	1,623
Accrued professional liability	—	958
Allowance for doubtful accounts	12	13
Deferred revenue	—	81
Share-based payments	425	1,516
Transaction costs	218	218
Depreciation and amortization	(1,795)	(1,776)
Intangible assets	(30,047)	(39,645)
Tax liability assumed to repurchase Class A units	(37,019)	—
Valuation allowance	(62)	(62)

Total noncurrent deferred tax liability, net	(64,613)	(36,677)

Net deferred tax liability	$(57,904)	$(27,355)

The taxable entities account for income taxes using the liability method, which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in financial statements or tax returns. Under this method, deferred income tax balances reflect the effects of temporary differences between their book and tax bases, as well as from net operating loss carryforwards, and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. The Company evaluates the recoverability of these future tax deductions by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. To the extent the Company does not consider it more-likely-than-not that a deferred tax asset will be recovered, a valuation allowance is established. There is $0 and $0.1 million valuation allowance for deferred tax assets as of December 31, 2011 and 2010, respectively.

As of December 31, 2011, TMG, NMG, PA and Bacchus-Fremont, collectively, have federal and state net operating loss carryforwards of approximately $4.9 million and $5.9 million, respectively. Any unused operating loss carryforwards will begin to expire in 2030.

As of December 31, 2011 and 2010, the Company has unrecognized tax benefits of approximately $35.0 million and $18.6 million, respectively, for which the deductibility is uncertain. These amounts include interest and penalties of $7.8 million and $4.7 million at December 31, 2011 and 2010, respectively. The Company recognizes interest and penalties accrued related to unrecognized tax benefits as a component of the provision for income taxes in the consolidated statements of income.

The open tax years that may be audited by the federal and/or state tax authorities include 2007–2011. There are no unresolved federal or state tax examinations.

13. Leases

The Company leases equipment and certain office space under various noncancelable operating leases with unrelated parties. Certain leases contain renewal options for various terms, and certain lease payments may increase for annual cost-of-living adjustments. Certain clinic and office space is leased on a long-term operating basis from various partnerships, which are owned by certain partners or shareholders of HCPH and senior management of the Company. Four of these leases provide for annual cost-of-living adjustments.

Future minimum lease payments under non-cancelable operating leases are as follows (dollars in thousands):

	Unrelated Parties	Related Parties	Total
2012	$32,196	$5,443	$37,639
2013	31,014	5,559	36,573
2014	29,587	4,428	34,015
2015	27,120	2,719	29,839
2016	21,511	2,719	24,230
Thereafter	28,654	4,909	33,563

	$170,082	$25,777	$195,859

Rental expense under leases with unrelated and related parties amounted to $32.7 million and $5.3 million, respectively, in 2011, $30.0 million and $5.4 million, respectively, in 2010, and $23.1 million and $5.0 million in 2009, and are included in clinic support and general and administrative expenses on the consolidated statements of income.

14. Retirement Plans

The Company sponsors various 401(k) retirement plans covering substantially all of its employees. Eligible employees may contribute a portion of their compensation per year subject to defined maximums. The plans provide for multiple employer specific matching contribution schedules ranging from 0% to 6% of employee salary contributions. The Company may, at their discretion, make a contribution to the plans which are not a matching contribution. Total expenses related to employer contributions to the plans totaled approximately $2.8 million in 2011, $1.6 million in 2010 and $1.9 million in 2009.

The Company sponsors a non-qualified deferred compensation program (the Program) for certain clinicians and executive employees. Under the Program, employee-designated deferrals of salary are withheld by the Company. An amount equal to the withholding is invested at the direction of the employee in a portfolio of phantom investments selected from the investments available under the Program, which are tracked by an administrator. With a portion of the withholding, the Company purchases life insurance policies on each of the participating clinicians and executives with the Company named as beneficiary of the policies. The Program permits the Company to make specified contributions to senior partners and discretionary contributions to other participants.

Deferred compensation liabilities, including gains and losses on phantom investments, amounted to $34.1 million and $26.5 million at December 31, 2011 and 2010, respectively, and are classified in other noncurrent liabilities. The cash surrender value of the life insurance policies, which amounted to $34.1 million and $26.4 million at December 31, 2011 and 2010, respectively, is recorded in other noncurrent assets. The Company recorded $5.0 million, $3.9 million and $3.8 million for the years ended December 31, 2011, 2010 and 2009, respectively, for a company sponsored contribution to the deferred compensation on behalf of senior partners and other plan participants.

Effective January 1, 2006, the Company introduced an additional retirement plan, the Cash Balance Retirement Plan (Cash Balance Plan). The Cash Balance Plan is a contributory defined benefit pension plan covering clinicians and qualifying non-clinician employees of HCP LLC and HCPAMG. During 2008, the Company elected to terminate the Cash Balance Plan. As required by the Cash Balance Plan, the balances for all participants became fully vested and employee participation was frozen upon the decision to terminate the Plan. The Company received approval from the Internal Revenue Service to terminate the Cash Balance Plan and distributed all account balances in 2011.

The funding status of the Cash Balance Plan at December 31 is as follows:

	2011	2010
	(In Thousands)
Projected benefit obligation	$—	$(13,060)
Fair value of plan assets	—	12,486

Funded status of the plan	$—	$(574)

At December 31, 2010, the accumulated benefit obligation equaled the projected benefit obligation. As the Cash Balance Plan had been terminated, the Company’s future costs were limited to the extent that guaranteed investment earnings on undistributed account balances exceeded investment earnings on plan assets. The underfunded balance at December 31, 2010 was included in accounts payable and accrued expenses, as the amount was funded in the following year. Total net periodic pension cost was $0.9 million, $0.6 million and $0.3 million in 2011, 2010, and 2009, respectively. The Cash Balance Plan made distributions totaling $13.4 million, $0.5 million and $0.3 million in 2011, 2010 and 2009, respectively.

15. Accounts Payable and Accrued Expenses

Accounts payable and accrued liabilities at December 31 consist of the following (dollars in thousands):

	2011	2010
Trade accounts payable	$66,982	$56,618
Accrued compensation	93,141	69,493
Accrued contracted physician bonuses	16,098	11,645
Amounts due Magan Medical Group	2,629	12,093
Practice acquisition liabilities	8,822	11,690
Other	19,262	15,545

Total	$206,934	$177,084

16. Other Liabilities

Other liabilities at December 31 consist of the following (dollars in thousands):

	2011	2010
Deferred compensation liabilities	$39,032	$30,895
Reserve for uncertain tax positions	34,972	18,639
Reserve for medical malpractice claims	12,417	8,344
Other	11,377	14,291

Total	$97,798	$72,169

17. Commitments and Contingencies

HCPH and its affiliates operate in a regulated and litigious industry. As a result, various lawsuits, claims and legal and regulatory proceedings have been instituted or asserted against HCPH related to patient treatment. Additionally, HCPH and its affiliates are subject to claims and suits arising in the ordinary course of business, including claims for personal injuries, unpaid wages, or wrongful termination. In certain of these actions the claimants may seek punitive damages against HCPH and its affiliates which may not be covered by insurance. It is management’s opinion that the ultimate resolution of these pending claims and legal proceedings will not have a material adverse effect on HCPH’s results of operations or financial position. See also Note 10.

18. Note Receivable from Related Parties

HCP LLC holds a note receivable from California Primary Physicians Property Group (CPPPG), a California general partnership and a related party. The promissory note bears interest at 8.2% per annum and has fixed monthly principal and interest payments of $0.1 million. The note, which matures on January 1, 2013, is collateralized by certain real property owned by CPPPG for which fair value is estimated to be in excess of the outstanding amount of $8.2 million at December 31, 2011, and $8.5 million at December 31, 2010.

19. Subsequent Events

Based on management’s review of subsequent events through June 29, 2012, the date the financial statements were available for issuance, the following significant events occurred: HCP LLC paid cash distributions to its members of $206.3 million subsequent to December 31, 2011, including $30.2 million related to 2011 earnings.

On May 20, 2012, HCPH entered into a definitive merger agreement (Merger) to be acquired by DaVita, Inc. (DaVita). HCPH’s members must still vote to approve the Merger. Should the Merger be approved the Company will survive the Merger as a wholly owned subsidiary of DaVita. The Merger is expected to consummate in the fourth quarter of 2012. However, HCPH cannot predict the actual timing of the completion of the Merger.

On May 20, 2012, the Company and two executives of the Company’s Nevada unit reached agreement whereby their legal action against the Company, as discussed in Note 10, is to be dismissed in exchange for $10.0 million to be paid upon consummation of the Merger, and $20.0 million to be paid over the next eight years contingent upon attainment of certain performance milestones.